                                                                    EXHIBIT 10.7

                     Joint Development and Supply Agreement


This Joint Development and Supply Agreement("Agreement") made and entered into this 8th day of April, 1999("Effective Date") by and between Rockford Corporation, a corporation organized and existing under the laws of USA with its principal place of business at 546 South Rockford Drive, Tempe, Arizona, USA("Rockford") and Hyundai Electronics Industries Co., Ltd., a corporation organized and existing under the laws of Republic of Korea with its principal place of business at San 136-1, Ami-ri, Bubal-eub, Ichon-shi, Kyoungki-do, 467-860, Republic of Korea ("Hyundai")

                                   WITNESSETH:

Whereas, Rockford is engaged in the business, among other things, of electronic products for automotive vehicles and audio applications; and

Whereas, Hyundai possesses certain technical and proprietary information, know-how and expertise regarding the design and manufacture of electronic products for automotive vehicles and audio applications; and

Whereas, both parties desire to jointly develop vehicle audio receiver units for use: in aftermarket installations of automotive vehicle audio systems ("Source Units"), for Hyundai to manufacture Source Units and for Rockford to market, distribute and sell Source Units.



Now, therefore, in consideration of the foregoing premises and mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

1.  SCOPE OF WORK

1.1 In accordance with the schedule and other requirements set forth in the Minutes of Meeting attached hereto("MOM"), Hyundai shall design and build test production samples of such Source Units("T/P Samples").

1.2 Subject to a successful commercial production of the Source Units by Hyundai, Hyundai acquires a right to supply the Source Units for Rockford and Rockford shall purchase the Source Units from Hyundai on an exclusive basis in accordance with the terms and conditions of this Agreement ("Sales Transactions").

2.  TERM

The term of this Agreement shall commence as of the Effective Date, which shall mean the date at which this Agreement is executed by both parties and shall remain in effect for an initial term through July 31, 2003, unless sooner terminated in accordance with Section 17 below.

3.  DEVELOPMENT FEE

In full and complete consideration of the Source Units Development performed by Hyundai under this Agreement and Hyundai's obligations or duties set forth in this Agreement, Rockford shall pay to Hyundai, by wire transfer, the amounts set forth in the MOM attached hereto("Development Fee").

The Development Fee shall be non-refundable in any event and shall be without any deductions and/or setoff against any amount of money owed by Hyundai to Rockford hereunder. If there is a change in the scope as delineated hereunder, Hyundai shall notify Rockford of the change and its associated cost impact after change notification. Rockford and Hyundai shall negotiate and agree to an additional cost prior to start of work associated with the change.

4.  DEVELOPMENT SCHEDULE

Hyundai agrees to manufacture the Source Units in accordance with the MOM attached hereto for completion of the Source Units. Hyundai recognizes that its failure to timely complete the Source Units Development will result in expense and damage to Rockford. Accordingly, Hyundai acknowledges that time is of the essence of this Agreement with respect to Hyundai's completing any milestone set forth in the MOM attached hereto (each, a "Development Milestone" and collectively, the "Development Milestones").

Rockford and Hyundai realize that changes to the Source Units Development may affect the Development Schedule. In case of such changes, a Development Milestone deadline will be adjusted accordingly. Rockford shall monitor the progress of such Development works by Hyundai and Hyundai shall keep Rockford advised of the progress status in such a manner described hereunder.

5.  PAYMENT SCHEDULE

As Hyundai reaches each Development Milestone, it shall so notify Rockford in writing and provide the T/P Samples, documentation or other deliverable items (collectively, "Deliverables") as will evidence that the relevant Development Milestone has been met. Rockford shall pay Hyundai the Development Fee. in two equal installments as more described in the MOM. Payment therefor shall not be due until ten(10) days after such acceptance and receipt of invoice.

In the event that Hyundai fails to achieve the final Development Milestone in accordance with the MOM for reasons solely attributable to Hyundai, Hyundai shall, upon Rockford's request, pay as liquidated damages, at the per diem rate of a tenth percent(O.1%) out of the Development Fee under Section 3 hereof. Provided, however, that in no event shall the liquidated damages exceed ten percent(10%) of the Development Fee. Interest at the rate of two percent(2%) per month, prorated, shall be charged until payment is actually received on any amount of the Development Fee that remains unpaid beyond the due date.

6.  ACCEPTANCE



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
Each Development Milestone completed by Hyundai hereunder shall be subject to final review and acceptance by Rockford based upon the test procedures mutually agreed upon. Unless otherwise specified herein, Rockford shall have five(5) days to conduct such review, and any major deficiencies found by Rockford during such review shall be promptly corrected by Hyundai and subject to repeated review (not to exceed an additional five(5) working days by Rockford before acceptance of the Development Milestone.

For the purposes of this Agreement, a Development Milestone deadline shall be deemed to have been met or satisfied at the time of delivery by Hyundai to Rockford of a complete set of the Deliverables upon which the completion of such Development Milestone is conditioned, and which is accepted by Rockford in accordance with the foregoing review procedures.

7.  ASSISTANCE FROM ROCKFORD

It is understood by both parties that Rockford will dispatch certain of its engineers and provide certain components and equipments in order to support and expedite Hyundai's Source Units Development. Notwithstanding any provision of components and equipments or assistance by Rockford, it is further understood by both parties that the entire responsibility for the Development of the Source Units shall belong to Hyundai.

All the expenses including, but not limited to, round trip air fare, accommodation fee and food fee incurred by the dispatched Rockford engineers shall be borne by Hyundai. Subject to Hyundai's successful achievement of commercial production of the Source Units in the wake of Rockford's acceptance of the final Development Milestone as described hereinabove. Rockford undertakes to guarantee purchase of the Source Units on the following terms and conditions set forth in Sections 8 through 12.

8.  FORECASTS AND ORDERS

8.1 Rockford shall provide Hyundai with forecasts of its requirements for delivery of the Source Units on a monthly basis in accordance with the MOM. All such purchase orders shall be deemed (to have been) accepted by Hyundai unless Hyundai notifies Rockford otherwise by the 10th day of such order month.

8.2 Hyundai understands that Rockford's demand is dependent on market and other factors beyond Rockford's control. This may result in demand being reduced or eliminated. Rockford may, however, increase or decrease the volume thus ordered and accepted not more than three percent (3%), by notifying Hyundai in writing in not less than thirty(30) days after the date of such purchase order.

8.3 Rockford shall place purchase orders with Hyundai in writing to reach Hyundai at least thirty (30) days before the shipment date specifying quantity, delivery date and delivery place.

8.4  In the event Rockford:
 (a) cancels any part of any order, or
 (b) fails to meet any obligation hereunder, causing cancellation of any order of portion thereof.



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
Rockford agrees to pay to Hyundai the following cancellation charges:

------------------------------------- ------------------------------------------
Cancellation Notices are received         Cancellation Charges
------------------------------------- ------------------------------------------
------------------------------------- ------------------------------------------
Sixty (60) days or less prior to          Thirty percent (30%) of Source Units
         Scheduled Delivery Date
Thirty (30) days or less prior to         Fifty percent (50%) of Source Units
         Scheduled Delivery Date
------------------------------------- ------------------------------------------

Recognizing that Hyundai's costs and damages arising from any cancellation of any order will be difficult to estimate, both parties agree that the foregoing charges are reasonable and are intended as liquidated damages to cover Hyundai's costs and time and not as a penalty.

9.  PRICES AND PAYMENT

The prices of and payment terms for the Source Units shall be determined in accordance with the MOM.

10.  PACKAGING, PACKING AND MARKING

All Packaging, Packing and Marking of the Source Units shall be made, at Hyundai's expenses, in accordance with Rockford's direction. Hyundai shall package and pack all goods in a manner which ( i ) follows good commercial practice, ( ii ) is acceptable to common carriers for shipment, and ( iii ) is adequate to ensure safe arrival. Hyundai shall mark all containers with necessary lifting, handling and shipping information and with purchase order numbers, date of shipment, and the names of the consignee and consignor. An itemized packing list must accompany each shipment which shall include ( i ) prominently the purchase order number and ( ii ) the description, part number, revision level, and quantity of the Source Units so shipped.

11.  DELIVERY, TITLE AND RISK

The Source Units sold hereunder shall be delivered to Rockford F.O.B basis in accordance with the shipping instructions on Rockford's purchase order. Title and risk of loss or damages to the Source Units shall transfer from Hyundai to Rockford upon delivery of the Source Units to a common carrier acceptable to Rockford.

12.  TRADEMARKS AND TRADENAMES

The Source Units to be sold under this Agreement shall bear the trademarks, tradenames and/or other marks as directed by Rockford. Hyundai shall not use nor register, as Hyundai's tradenames, trademarks or the like, any tradename, trademark, service mark or any other words, characters, symbols or marks owned by Rockford.

13.  OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

For the purpose of this Agreement, "Intellectual Property Rights" shall mean rights under, but not limited to, all patents, patents applications, industrial design, utility models and copy rights necessary to use all inventions, discoveries, improvements and any other patentable or copyrightable know-how ( i ) incorporated into, used or useful in connection with the Source Units and/or ( ii ) created, written, manufactured, made, reduced to practice or constructively reduced to practice by Hyundai, alone or jointly with others, while engaged in performing services for Hyundai pursuant to this Agreement, which shall be jointly owned by both parties.

This Agreement shall be construed as Rockford granting to Hyundai a non-exclusive license in the event that the Source Units incorporates Rockford's Intellectual Property Rights acquired, owned by or in the possession of Rockford on or prior to the Effective Date of this Agreement.

14.  WARRANTY

Amounts equal to each percentage of the value of shipments of the Source Units as spare parts for the purpose of warranty set forth in the MOM under the Sales Transactions shall be provided by Hyundai at Rockford's order for repairing (or replacing) purposes and the balance of such spare parts accumulated on Rockford's account after the Sales Transactions shall only be credited at Rockford's order against the equivalent amount of spare parts (or Source Units in a completed product) required for a new project initiated by the parties.

Both parties expressly agree that the warranty in respect to the Source Units under the Sales Transactions shall be provided pursuant to the MOM and this warranty shall be exhaustive and shall be the exclusive remedy of Rockford for Hyundai's failure to supply non-defective Source Units under Section 8 hereof All other claims, costs, liabilities, damages of any kind whatsoever in conjunction with the warranty are hereby disclaimed.

15.  INDEMNIFICATION

Hyundai represents that the Source Units Development is based on its knowledge and expertise in this field and independent work, not in violation of confidential or proprietary information of a third party including without limitation illegally or surreptitiously imitating, misappropriation, copying or using the third party's intellectual property rights. In the event that Hyundai receives written notice of a claim by any third party that Rockford's use of any Source Units under this Agreement violates any patents, copyrights, trade secrets, proprietary or intellectual property rights of any person or entity, Rockford shall promptly give notice thereof to Hyundai. (Any failure to give, or delay in giving, such notice will affect Rockford's rights under this Section 15 only to the extent of damage actually caused thereby.)

Both parties shall mutually consult and agree to jointly (or otherwise alone if deemed necessary) defend and/or settle the action. Hyundai reserves the right to offer non-infringing designs to Rockford or to settle with such third parties. The cost and expenses (including attorney's fees) for such defense or settlement plus an amount finally awarded or settled shall be equally borne by both parties, provided that Hyundai's aggregate liability in respect of such action or settlement shall not exceed Development Fee paid by Rockford to Hyundai under
Section 3 hereof

16.  TAX



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
All amounts to be paid by Rockford to Hyundai pursuant to this Agreement shall be paid net of any tax, assessment or other charges which may be imposed on by the government of Rockford with respect to such amounts, and such tax, assessment or other charges shall be paid by Rockford.

17.  TERMINATION AND DELIVERY OF SOURCE UNITS

17.1 Termination for Default
Either party may immediately terminate this Agreement by written notice to the other party upon the occurrence of any of the following events;
(a) If either party fails to meet, to the satisfaction of the other party as evidenced by such other party, any obligations hereunder within thirty (30) days of its due date
(b) The breach by either party of any obligations, terms, covenants or conditions of this Agreement (other than as described in subparagraph (a) above) which is not cured within thirty(30) days after written notice thereof from Rockford.

17.2 This Agreement shall be immediately terminated upon the occurrence of any of the following events on any party:
( i )   Bankruptcy or insolvency
( ii )  Appointment of receiver
( iii ) Assignment for the benefit of creditors
( iv )  Voluntary or involuntary dissolution
( v )   Other similar events

17.3 Effect of Termination
Each party understands that the rights of termination hereunder are absolute. Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party which complies with the terms and conditions of the Agreement whether or not such party is aware of any such damage, loss or expense. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available

17.4 Failure of Source Unit Development
In the event of termination of this Agreement by Rockford prior to the completion of the Source Units Development described in Section 1 due to Hyundai's inability to perform the works and services as required by the Source Units Development, Rockford shall be obligated to pay Hyundai only the fees relative to such Development Milestones as have been completed and accepted by Rockford as provided herein. In such event, Hyundai will immediately deliver to Rockford any and all Deliverables in its possession or under its control.

18.  GENERAL PROVISIONS

18.1 LIMITATION OF LIABILITY



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
HYUNDAI SHALL NOT BE LIABLE TO ROCKFORD UNDER ANY CIRCUMSTANCES FOR ANY LOST REVENUE, LOST PROFITS OR OTHER SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES UNDER ANY LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

18.2 Export Control Matters
Rockford shall be responsible for assisting Hyundai in complying with all laws and regulations of the United States government relating to the export from the United States of technical information or technical data or Source Units, if any.

18.3 Survival
The provisions containing the parties' rights and obligations which, by their nature, would continue beyond or are intended to survive any termination and/or expiration hereof shall so survive including Sections 15, 18.6 and 18.8 hereof

18.4 Interpretation and Construction
The language of all parts of this Agreement is the language of all parties hereto and shall in all cases be construed according to its fair meaning and not for or against any party. Each party has been independently advised of the tax and accounting consequences and other legal aspects of this transaction, has relied on the advice of its own counsel and accountants and has not relied in any way upon any representations, warranties or advice in these matters from any other third party.

18.5 Applicable Law
This Agreement shall be construed under and governed by the laws of Korea.

18.6 Arbitration
Any disputes or differences between the parties hereto in connection with this Agreement shall be finally settled by an arbitration. The arbitration will be held in Seoul, Korea under the Arbitration Rules of the Korean Commercial Arbitration Board, if Hyundai demands arbitration and in Arizona, USA under the Arbitration Rules of the American Arbitration Association, if Rockford demands arbitration. The award rendered by the arbitrator(s) shall be final and binding upon both parties.

18.7 Assignment
This Agreement, in whole or in part, shall not be assigned to a third party without prior written consent of the other party. Notwithstanding the foregoing, Hyundai is permitted, with written notice to Rockford, to assign any of its rights and/or obligations under this Agreement to an affiliate which shall be defined, for this purpose, as a person who is holding thirty percent(30%) or more of voting shares of Hyundai, whose thirty percent(30%) or more of voting shares or equity interest is owned by Hyundai or any Hyundai's business group company under common control with Hyundai. In the event that this Agreement is assigned to a third party, this Agreement shall be bound upon successors to and assigns of the parties hereto.

18.8 Non Disclosure



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
Either party agrees that the terms and conditions in this Agreement, and any information or documents disclosed with regard to this Agreement are confidential and will not be disclosed to third parties without prior written approval of the other party.

18.9 Force Majeure

Neither party shall be liable to the other party for failure or delay in performance of any obligation under this Agreement, directly or indirectly, owing to acts of God, war, war-like condition, embargoes, riots, strike and other events beyond its reasonable control. In the event that such failure or delay occurs, the affected party shall notify the other party of the occurrence thereof as soon as possible. In the event that Force Majeure occurs to a party ("Affected party"), Affected party shall immediately notify the other party of the Force Majeure and non-Affected party may terminate this Agreement by written notice unless the Force Majeure event is removed within three(3) months following the occurrence of it,

18.10 Notice
All notices provided for in this Agreement shall be given in writing and shall be effective, upon receipt, unless otherwise provided, when served by personal delivery, by facsimile followed by a mailed letter, or deposited postage prepaid in the Registered or Certified Mail of the sender's country, addressed to the party as follows, or to a changed address as the party shall have specified by prior written notice:

Rockford: 546 South Rockford Drive                   Hyundai: San 136-1, Ami-ri, Bubal-eub, Ichon- shi,
          Tempe, Arizona, USA                                  Kyoungki-do 467-860, Republic of Korea
     Attention: Jon M.Graham                              Attention: 0. S. Kwon
     Facsimile:(602)784-2280                              Facsimile: 0336) 636-4138


18.11 Waiver
The waiver by either party of the remedy for the breach of or right under this Agreement will not constitute a waiver of any other or subsequent remedy or right.

18.12 Severability
If any provision of this Agreement is or becomes, at any time or for any reason, unenforceable or invalid, no other provision of this Agreement shall be affected thereby, and the remaining provisions of this Agreement shall continue with the same force and effect as if such unenforceable or invalid provisions shall not have been inserted in this Agreement.

18.13 Change in Contract
No changes, modifications or alterations to this Agreement shall be valid unless reduced to writing and duly signed by respective authorized representatives of the parties.

18.14 Contract Document
This Agreement shall be composed of this body Agreement and the MOM. Basically, the contract documents are intended and so arranged to supplement each other. However, in the event of any ambiguity or conflicts among the documents, this Agreement shall apply in the following descending order of priority:




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
     1) this body Agreement
     2) the MOM
In the event of any conflict or discrepancies between this Agreement and a separate purchase order to be placed by Rockford, this Agreement shall govern unless the parties hereto specifically agree in writing to the contrary.

18.15 Entire Agreement
The terms and conditions set forth in this Agreement shall supersede any other prior correspondences, proposals and agreements, written or verbal.




IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



For and on behalf of Rockford:           For and on behalf of Hyundai:

By: /s/                                  By:

Name: /s/                                Name:  O.S. Kwon

Title: Strategic Sourcing Manager        Title:  Senior Manager



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
                   ------------------------------------------
                               MINUTES OF MEETING
                   ------------------------------------------

*Attendants
Rockford: Mr. Jon Graham, Mr. Garry Springgay, Mr. Ronald Trout, Mr. Brian
Soefje
Hyundai: M. J. Kim O. S. Kwon, B. N. Jung, K. D. Lee and Kevin Kim

*Place of meeting: Rockford office in Tempe, AZ

*Date of meeting:  Aug. 19/20, 1998

I.   Unit price

-----------------------     -----------------------     --------------------------------------------------
        MODEL                     UNIT PRICE                                    REMARKS
-----------------------     -----------------------     --------------------------------------------------
       RFX-8210                 (Confidential
        (CDI)               material redacted and
                            filed separately with
                               the Commission)
-----------------------     -----------------------     --------------------------------------------------
       RFX-8220                 (Confidential
        (CD2)               material redacted and
                            filed separately with
                               the Commission)
-----------------------     -----------------------     --------------------------------------------------
       RFX-8230                 (Confidential
        (CD3)               material redacted and
                            filed separately with
                               the Commission)
-----------------------     -----------------------     --------------------------------------------------
       RFX-8610                 (Confidential               Based on Hyundai existing size of 8disc CDC
     (CD Changer)           material redacted and
                            filed separately with
                               the Commission)
-----------------------     -----------------------     --------------------------------------------------


Conditions:
    1. Head unit: FOB China, CD Changer FOB Korea
    2. Above price are based on the features attached
    3. Above price are based on our suggested specification, which was handed over to Rockford at the meeting (we will use Rockford standard specification for our guideline reference purpose).

II.  Expected Quantity
     Rockford will inform Hyundai of the expected quantity per model after checking with Rockford customers.

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
III.     Tooling/development cost

         1. Tooling cost- (Confidential material redacted and filed separately with the Commission)

              a. Invoice will be submitted by Aug. 24, 1998

              b. 1st half shall be paid within two weeks upon receipt of the invoice.

              c. 2nd half shall be paid immediately upon approval on tooling sample.

         2. Development cost: (Confidential material redacted and filed separately with the Commission)

              a. Invoice will be submitted by Aug. 24, 1999

              b. 1st half shall be paid within two weeks upon receipt of the invoice.

              c. 2nd half shall be paid immediately upon approval on T/P sample.

IV.      Commercial point

         1.   Payment terms: Irrevocable L/C at sight

         2.   Purchase order

              a.  Firm P/O release: 3 months

              b.  Forecast: 4-5 months

              c.  Estimate: 4-12 months

         3.   Agreement
              Hyundai received Rockford standard agreement draft and will send our counter proposal after fully reviewing it.

         4.   Price break-point for price discount

              1. Hyundai shall overview this matter but, we shall reconsider after 6 months from present.

              2. Both parties shall discuss either upon the following cases:

                 a.  More than a certain quantity/year.

                 b.  According to the accumulated quantity.

V.       Warranty

         1)   Hyundai warranty against Rockford

              1. (Confidential material redacted and filed separately with the Commission).

              2. (Confidential material redacted and filed separately
                 with the Commission)

              3. (Confidential material redacted and filed separately
                  with the Commission)
                 * Repair will be done by Rockford

         11)  Warranty reference information

              1. Hyundai will send our top five high failure rate parts with price list

              2. Schematic diagram
                 Hyundai will send schematic diagram at every step of sample dispatch

              3. Service manual: within 2 months after 1st shipment

              4. Lead-time for spare parts: 3-4 months after receipt
                 of s/parts order
                 *Hyundai will send lead-time for each size components and
                  assembly parts

              5. Hyundai will send our recommended equipment list for
                 testing and repair, respectively

              6. Technical information



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
                  a. Hyundai were requested to give technical information on our products for technical product training for dealers before CES '98.

                  b. Rockford will inform us of your required information list and accordingly Hyundai will prepare.

                  c.       Hyundai engineers will provide product
                           training at working sample/test production stage in Korea and/or Rockford.

         7.       Repair of deck mechanism
                  Hyundai recommended Rockford to replace deck itself in case of defective deck instead of repair since it is sensitive product.

         8.       Hyundai were requested to supply 2pcs of following test CDs
                  - Sony YEDS- 18 test CD type 4
                  - ABEX test CD TCD-784

         9.       Hyundai were requested to provide followings.

                  a. test data for vibration/shock, temperature, etc. of Matsushita CDP/CDC deck

                  b.       data for up/down, front/rear and left/right vibration

                  c.       spec of 8disc CDC

                  d.       data of tuner

                  e.       our accept/reject standard at tea with test CDs

         10.      Inspection

                  a. Outgoing inspection by Rockford's nominated Asian inspector at Hyundai factory to be final.

                  b.       AQL: 1.0/major, 2.5/minor


*******

VI. Development schedule: attached

V1L Technical matters

(This section contains confidential material redacted and filed separately with the Commission).

                            FEATURE COMPARISON TABLE

(This table contains confidential material redacted and filed separately with the Commission).

Major Key Operation

-------   ------------------    ----------------------------------------    ------------------------------------------------------
No        Button key            When pressing short                         When pressing long (press and hold)
-------   ------------------    ----------------------------------------    ------------------------------------------------------
1         SEL                   Bass->treble->balance->fader->sum           Menu mode is activated
                                -character position set/character           CD eject/mute ->LO/DX->tuner sel(American/Europe)
                                memory set: to be determined                -each selection is implemented by SEEK key
                                                                            -LOC is activated in only during SEEK
-------   ------------------    ----------------------------------------    ------------------------------------------------------
2         DISP                  Display selection function                  1st. Time adjust mode (display flashed)
                                -radio: clock->freq.->(title)               2nd. Default set
                                -CDP mode:CD display->clock                 -each selection is implemented by SEEK key
                                -CDX mode:CDX display->clock->(title)
                                -AUX mode: AUX display->clock
-------   ------------------    ----------------------------------------    ------------------------------------------------------
3         MUTE                  -CDP and CDX mode
                                activated together with pause
                                function-Other mode
                                function as mute
-------   ------------------    ----------------------------------------    ------------------------------------------------------
4         LOUD                  Loud function is activated                  Illumination (amber/green inDC2/3)
-------   ------------------    ----------------------------------------    ------------------------------------------------------
5         BAND                  Operates the band                           Enable title memory
-------   ------------------    ----------------------------------------    ------------------------------------------------------
6         AS/PS                 PS                                          AS
                                                                            6 strongest frequency from low to high preset button
-------   ------------------    ----------------------------------------    ------------------------------------------------------
7         PRESET BUTTON         Radio mode: calling preset                  Writing preset
                                CDP &CDX: 1->SCAN
                                          2->REPEAT
                                          3->SHUFFLE
-------   ------------------    ----------------------------------------    ------------------------------------------------------


I.       Default condition
         1.       Menu selection
                  -CD eject/mute:  sound
                  -Lo/DX:      DX
                  -Tuner Sel:      America
         2.       Display default set
                  -Radio:          clock
                  -CDP:            clock
                  -CDX:            clock
                  -AUX:            clock
         3.       Illumination:    amber

II:      How to enable title memory
         1.       Press band button for more than 2sec.
         2.       Locate desired character position by "Sel" key.
         3.       Search a character by "Seek" key.
         4. The character is memorized by "Sel" key or we will consider using the other key, which will be decided again. (Rockford prefer the operation "Sel" key)

III:     Characters for title memory
         A,B_________Z
         a,b _________z
         0,1,1 _______0
         /\,-+?!*'"



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
                                 FRONT COSMETIC

I.       LCD
         1.       LCD layout
Hyundai banded over our final layout to Rockford at the meeting.
                  *LCD size is not fixed, which can be decided according to front PCB circuit and Japanese
                  ISO Din size.
         2.       Dot matrix (5x7 type):
                  The view angle will be narrower than normal type LCD.
                  HEI will make it in the consideration of practical use in general car. However, it is impossible to adjust its view angle manually according to your model.
         3.       Flashing
                  -Mute:       When mute function is engaged
                  -Frequency:  While holding under preset scan
                  -Time:       While time adjustment mode is engaged

                  *Time adjustment is implemented by pressing together with "DISP" key and "SEEK" up (hr.) or "SEEK" down (min.) key under time adjustment mode

II.      Conclusion of Design
         1.       CDC:                      B rendering is confirmed
         2.       Card Remocon:             C1 rendering is confirmed
         3.       CDP:                      Basically C
                  *both parties adjusted and agreed design layout, which was handed over to Rockford together with diskette.

                              Development Schedule

-----   ----------------------------------------  ------------   ---------------   ------------------------------------------------
No      Description                               Offered Date   *Adjusted Date    Remark
-----   ----------------------------------------  ------------   ---------------   ------------------------------------------------
?       Mock-up sample for mechanical approval    10/21/98       10/21/98          *Rockford visit our facility on Oct. 21-22
-----   ----------------------------------------  ------------   ---------------   ------------------------------------------------
?       Rockford's comments                       10/28/98
-----   ----------------------------------------  ------------   ---------------   ------------------------------------------------
?       Working sample (mock-up)                  11/02/98       11/02/98          *Rockford visit our facility on Nov. 3-4
-----   ----------------------------------------  ------------   ---------------   ------------------------------------------------
?       Rockford's comment                        11/09/98
-----   ----------------------------------------  ------------   ---------------   ------------------------------------------------
?       Tooling:
                  Start                           11/05/98       10/29/98
                   Off                            12/11/98       12/04/98
-----   ----------------------------------------  ------------   ---------------   ------------------------------------------------
?         Test production                           12/28/98       12/24/98          *Provide 2-3 samples of each model for CES
                                                                                      by 1/5/99 (arrive in Las Vegas)
                                                                                     *Provide 10 samples of each model for
                                                                                     Rockford's dealer training by 1/10/99
                                                                                     *Rockford comments and approval by 1/15/99
-----   ----------------------------------------  ------------   ---------------   ------------------------------------------------
?         Pre-production                            02/25/99       02/21/99
-----   ----------------------------------------  ------------   ---------------   ------------------------------------------------
?         Mass production                           03/20/99       03/16/99
-----   ----------------------------------------  ------------   ---------------   ------------------------------------------------

1. In order to speed up the process, Rockford may send their engineers to Hyundai for evaluation and approval on mock-up sample and working sample, which will be decided by Rockford after receipt of Hyundai updated development schedule.

2. As above schedule is not detailed one, Hyundai will send updated schedule in detail.

3. Rockford will use working sample for dealer training in '99 CES in case working sample condition is okay.

4. In order to shorten production schedule by 20 days to 30 days, OTP (one time programmable) IC can be used for production of which additional cost (price difference between OTP and masking IC) will be applied U$10.00 max. in case Rockford want.

5. Above adjusted date is based on Rockford engineers visiting to Hyundai at working sample stage.